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                                                                    EXHIBIT 99.1


(AMERICAN HOMEPATIENT LOGO)
                                                                    NEWS RELEASE

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Contacts:   Joseph F. Furlong       or       Marilyn O'Hara
            President and CEO                Exec. Vice President and CFO
            (615) 221-8884                   (615) 221-8884  (Primary Contact)

FOR IMMEDIATE RELEASE

                     AMERICAN HOMEPATIENT REACHES SETTLEMENT
                        WITH GOVERNMENT ON INVESTIGATION

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BRENTWOOD, TN. (June 20, 2001) - American HomePatient, Inc. (OTC: AHOM)
announced today that it has reached a settlement with the federal government to resolve an investigation by the Civil Division of the U.S. Department of Justice ("DOJ"), the Office of the Inspector General of the Department of Health and Human Services ("HHS-OIG"), and the TRICARE Management Activity (CHAMPUS) relating to alleged improprieties by the Company during the period from January 1, 1995 through December 31, 1998. While the Company has denied these allegations and admitted no liability, the terms of the settlement provide that American HomePatient will pay $7.0 million, including an initial $3.0 million payment. The balance, including interest, is payable in installments over the next 57 months. The Settlement has been submitted to Judge Russell of the United States District Court for the Western District of Kentucky for his final approval, which is expected to be received.

American HomePatient has been dealing with this matter since February 1998. The Company agreed to the settlement in order to avoid delay, uncertainty, inconvenience and expense of protracted litigation.



Certain statements made in the press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. Such factors may include the level of effectiveness of and compliance with the Company's corporate compliance program, current or future legal proceedings commenced against the Company, acceleration of all indebtedness under the Company's credit facility, the foreclosure of all of the Company's assets by the lenders under the Company's credit facility, the increased cost of borrowing under the Company's credit agreement, changes to the Company's business strategy and operation, the effect of healthcare legislation and regulation, and the ability to retain or obtain business. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of the future performance.